Schedule 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                      of 1934
                                   (Amendment No.)


Filed by the Registrant [x]
Filed by a Party other than Registrant [  ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Material
[ ]  Soliciting Material Pursuant to section 240.14a-12
                    Smith Corona Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[x]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
	and 0-11.
    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[  ]  Fee paid previously with preliminary materials.
[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	   1) Amount Previously Paid:

   	2) Form, Schedule or Registration Statement No:

   	3) Filing Party:

   	4) Date Filed:






                    				_________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         _________________________


     NOTICE IS HEREBY GIVEN that the Annual Meeting of
Stockholders of Smith Corona Corporation (the "Company") will be held at One Battery Park Plaza, 34th floor, New York, New York,
10004 on November 15, 1999 at 10:00 a.m., for the following purposes:

      1.  To elect two (2) directors to serve until the 2002
Annual Meeting of Stockholders and until their successors are elected and qualified;

      2. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent certified public accountants for the Company for the fiscal year ending June 30, 2000; and

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on September 16, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

                             By Order of the Board	of Directors,


                            	/s/ G. William Sisley
                            	G. William Sisley
                             Secretary



September 23, 1999
Cortland, New York



 	WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS
PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW
YOUR PROXY.



SMITH CORONA CORPORATION
842 Bennie Road
Cortland, New York 13045
(607) 753-6011
_________________________

PROXY STATEMENT
_________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smith Corona Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at One Battery Park Plaza, 34th floor, New York, New York, 10004 on November 15, 1999 at 10:00 a.m. (the "Meeting"), and at any postponements or adjournments thereof.
This Proxy Statement and the related proxy card are first being mailed to Stockholders on or about October 1, 1999.

Only holders of record of the Company's common stock, par value $.001 per share (the "Common Stock"), as of the close of business on September 16, 1999 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 3,056,406 shares of Common Stock issued and outstanding, each of which is entitled to one vote. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares represented by such proxies will be voted (1) FOR the election of the nominees listed below and (2) FOR the ratification of the appointment of KPMG LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 2000 ("Fiscal 2000"). It is not anticipated that any matters other than those set forth in the Notice of Annual Meeting dated September 23, 1999 (the "Notice of Meeting") will be brought before the Meeting. If any other matters properly come before the Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Non-Votes"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of Common Stock present in person or by proxy at the Meeting entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the Notice of Meeting has received the requisite number of affirmative votes, abstentions and Broker Non-Votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and Broker Non-Votes will have no effect on the outcome of the vote.

Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise by (1) delivering to the Secretary of the Company a written notice of revocation prior to the Meeting; (2) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone or telegram without extra remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.

PROPOSAL 1.

ELECTION OF DIRECTORS

Nominees

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of two current directors, Messrs. Colletti and Parts, expire at the 1999 Annual Meeting of Stockholders. They have been nominated for reelection through the 2002 Annual Meeting of Stockholders or until a successor is elected and qualified.

The terms of Messrs., Bermingham and Morgan expire at the 2000 Annual Meeting of Stockholders. The terms of Messrs. Murray and Rosett expire at the 2001 Annual Meeting of Stockholders.

Certain information is provided with respect to the members of the Board of Directors below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company.

John A. Bermingham

     Mr. Bermingham, age 54 has served as President, Chief Executive Officer and Director since November 4, 1998.
Prior to joining the Company, Mr. Bermingham was a Principal in Solutions Plus, a management consulting firm from June 1997 until November 1998. Mr. Bermingham served as the President and Chief Executive Officer of Rolodex Corporation from March 1996 to May 1997. He served as President and Chief Executive Officer of AT&T, Smart Card Systems and Solutions, and as Group Vice President for AT&T's New Business Ventures group from January 1993 until January 1996. From 1982 until 1993, Mr. Bermingham held various executive positions at Sony Corporation of America, the most recent being President of Sony Magnetic Products Group.

Jerome A. Colletti

     Mr. Colletti, age 52, has served as Partner of Colletti - Fiss, LLC, a management consulting firm since April 30, 1999. Mr. Colletti served as President and Chief Executive Officer of the Alexander Group Inc., a marketing and sales management consulting firm, from January 1985 to April 1999. Mr. Colletti has been a director of the Company since February 28, 1997.

 William J. Morgan

     Mr. Morgan, age 45, has served as President and Managing Director of Pacholder Associates, Inc. (PAI), a national financial services firm, since 1983. Mr. Morgan serves as a director of Kaiser Ventures, Inc., Pacholder Fund, Inc., and ICO, Inc. Mr. Morgan has been a director of the Company since February 28, 1997.

Michael J. Murray

    Mr. Murray, age 64, served as Executive Vice President of Sales and Marketing for the Company from March 1, 1998 to December 18, 1998. Mr. Murray served as Vice President for Worldwide Sales, Marketing and Technical Service Operations of Harris/RF Communications Company, a manufacturer of military radios from January 1993 to January 1995. Mr. Murray served as Regional Business General Manager and Vice President of the Office Imaging Division of Eastman Kodak Company until his retirement in January 1993. Mr. Murray is currently a director of Photikon Corporation. Mr. Murray has been a director of the Company since February 28, 1997.

Peter N. Parts

Mr. Parts, age 46, was elected as Chairman of the Board of the Company on May 23, 1998 and President and Chief Executive Officer on July 17, 1998. He served as President and Chief Executive Officer of the Company until November 3, 1998. He has served as President and Chief Executive Officer of Peter Parts Electronics, Inc., a North American sales group for electronic manufacturers from Asia and Europe, since 1986. Mr. Parts has been a director of the Company since February 28, 1997.

Dr. Richard N. Rosett

Dr. Rosett, age 71, has served as Professor of Economics at the Rochester Institute of Technology College of Business since July 1990. From July 1990 to June 1996 Dr. Rosett was the Dean of the Rochester Institute of Technology College of Business. Dr. Rosett has been a director of the Company since February 28, 1997.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR MR.
COLLETTI AND MR. PARTS AS DIRECTORS.


Meetings and Committees of the Board

The Board of Directors met 18 times during the period from July 1, 1998 to June 30, 1999 ("Fiscal 1999"). All directors attended at least 90 percent of Board (and, where applicable, Committee) meetings held in Fiscal 1999.

The Board has two standing committees, the Audit Committee and the Compensation and Benefits Committee. The principal responsibilities of each of the standing committees and the members of such committees are set forth below:

The Audit Committee met one time during Fiscal 1999.  The
Audit Committee is responsible for (i) recommending to the Board of Directors a firm of independent certified public accountants to audit the Company's financial statements for the forthcoming fiscal year; (ii) reviewing the scope and result of audits made by such firm; (iii) reviewing the adequacy of internal accounting and auditing procedures; and (iv) directing and supervising special audit inquiries. The Audit Committee is also responsible for approving in advance all agreements between the Company and its affiliates. During Fiscal 1999, the Audit Committee consisted of Messrs. Murray and Rosett and effective July 24, 1998 Mr. Morgan replaced Mr. Parts as a member of the Audit Committee.

The Compensation and Benefits Committee met one time during Fiscal 1999. The Compensation and Benefits Committee is responsible for (i) reviewing and approving matters relating to executive officers compensation; (ii) reviewing the structure of any long-term management incentive plans and approving grants to officers under such plans; (iii) reviewing and approving all employment and consulting agreements between the Company and any of its officers; and (iv) reviewing the retirement plans in which Company officers participate. During Fiscal 1999, the Compensation and Benefits Committee consisted of Messrs. Colletti and Morgan and effective July 24, 1998 Mr. Parts was elected as a member of the Compensation and Benefits Committee.


Compensation of Directors

Directors who are employees of the Company do not receive any additional compensation for their services as directors. From July 1, 1998, until December 31, 1998 directors were paid a fee of $5,500 plus expenses and the Chairman of the board was paid a fee of $11,000 plus expenses. Effective January 1, 1999, the board adopted the Smith Corona Corporation Deferred Compensation Plan For Outside Directors (the "Deferred Compensation Plan").
Pursuant to the provisions of the Deferred Compensation Plan, each board member may elect to have part or all of the annual fee of $22,000 or in the case of the Chairman of the Board $44,000 deferred. The deferred portion of the annual fee is deemed to be invested in full or fractional shares of the Company's Common Stock. In January 1999, the Chairman of the Board received a one-time payment of $50,000 for extraordinary services. Committee members who are not employees of the Company receive an attendance fee of $500 plus expenses for each committee meeting attended.

Executive Compensation

Set forth below is information concerning compensation of the chief executive officer and the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers") for the year ended June 30, 1999.

SUMMARY COMPENSATION TABLE

                      Fiscal                               Restricted  Securities
                      Year                     Other Annual  Stock     Underlying     All Other
Name and Principal    Ending    Salary   Bonus Compensation  Awards   Options/SAR's Compensation
 Position             June 30,  ($)(8)  ($)(9)   ($)(10)     ($)(11)     (#)(12)           ($)
John A. Bermingham (1)  1999   197,692  160,000     -      216,000       -           3,667 (13)
 President, Chief       1998         -        -     -            -       -               -
 Executive Officer      1997         -        -     -            -       -               -

Peter N. Parts (2)      1999    37,179  150,000     -            -       -               -
 President, Chief       1998         -        -     -            -       -               -
 Executive Officer      1997         -        -     -            -       -               -

W. Michael Driscoll (3) 1999    30,609        -   153            -       -         250,942(13)
 President, Chief       1998   260,585        -     -      225,135       -           7,608
 Executive Officer      1997   183,243  100,000     -      187,491       -           3,816

Martin D. Wilson (4)    1999   152,913    6,600 6,375       48,260       -           4,967(13)
 Senior Vice President, 1998   105,750   23,794     -       25,747   7,095           3,886
 Chief Financial        1997   101,000   54,019     -            -       -           3,342
 Officer,Treasurer and
Assistant Secretary

J.Thomas Malatesta (5)  1999   127,149   33,267     -            -        -              38
 Vice President-New     1998         -        -     -            -        -               -
 Market Development     1997         -        -     -            -        -               -

Michael J. Murray (6)   1999   155,084        -   169            -        -           2,035(13)
 Executive Vice         1998   100,000        -     -            -        -               -
 President-Sales and    1997         -        -     -            -        -               -
 Marketing

Michael W. Chernago (7) 1999   116,307        - 8,606            -        -         138,530(13)
 Vice President-        1998   135,000        -     -       25,747    7,095           3,775
 Operations             1997   127,083   76,661     -            -        -           4,763


(1) Mr. Bermingham was named President, Chief Executive Officer and Director on November 4, 1998.

(2) Mr. Parts served as President and Chief Executive Officer from July 17, 1998 to November 3, 1998.

(3) Mr. Driscoll retired on July 17, 1998. Mr. Driscoll was named President and Chief Executive Officer on February 28, 1997. Mr.
Driscoll was a consultant from October 14, 1996 until February
27, 1997.

(4) Mr. Wilson was named Senior Vice President, Chief Financial
Officer and Assistant Secretary on October 1, 1998 and Treasurer on May 11, 1999.

(5) Mr. Malatesta was named Vice President-New Market Development on August 3, 1998 and Vice President - Product Development on
August 11, 1999

(6) Mr. Murray served as Executive Vice President-Sales and
Marketing from March 1, 1998 to December 18,1998.

(7) Mr. Chernago terminated employment with the Company on March 31,
1999.

(8) Amounts shown include compensation deferred under the Company's Retirement Savings and Investment Plan ("RSIP").

(9) Amounts shown include the bonus earned by the Named Executive
Officers under the Company's incentive compensation program in the year ended June 30, 1997.

(10) Amounts shown with respect to Mr. Wilson, Mr. Murray, and Mr. Chernago represent preferential earnings on Restricted Stock.
Amount shown with respect to Mr. Driscoll represents reimbursement for payment of taxes.

(11) Restricted stock award values reflect the market price of the Common Stock on the date of each grant. The aggregate number and value of restricted stock holdings for each of the Named Executive Officers, valued using the market close price as of June 30, 1999 are as follows: Mr. Bermingham, 150,000 shares/$206,250 and Mr. Wilson, 17,547 shares/$24,127. As of June 30, 1999 Mr.Driscoll declined his Restricted Stock awards from 1998 and 1997.

(12) The Company does not grant Stock Appreciation Rights ("SAR's"). The Company did not have option grants in Fiscal 1999.

(13) For the year ended June 30, 1999, amounts shown include matching contributions by the Company under the RSIP for Messrs.
Bermingham, Driscoll, Wilson, Murray, and Chernago of $3,300,
$724, $4,785, $2,000 and $3,489, respectively and term life insurance premiums for Bermingham, Driscoll, Wilson, Malatesta,
Murray, and Chernago of $367, $218, $182, $38, $35, and $41,
respectively. Additionally, amounts shown include payments for severance for Mr. Driscoll and Mr. Chernago of $250,000 and $135,000, respectively.

The following table sets forth certain information about outstanding stock options held by the Named Executive Officers pursuant to the Employee Stock Incentive Plan. No stock options have been exercised under the Employee Stock Incentive Plan.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUE

                                                   		                          Value of
                                              	      Number of Securities	   Unexercised
                                            	       Underlying Unexercised	  In-the-Money
                         	Shares                         Options at	           Options at
                          Acquired	                    Fiscal Year-End (1)	     Fiscal
                          On Exercise Value Realized	       (#)	               Year-End (1)
Name              	           #             $        Exercisable 	Unexercisable	   ($)

John A. Bermingham	           -	            -             	-	          -	            -
Peter N. Parts	               -	            -	             -	          -	            -
Michael Driscoll	             -	            -	             -	          -	            -
Martin D. Wilson	             -	            -	          2,838	     4,257 (2)         0
Thomas J. Malatesta	          -	            -	             -	          -	            -
Michael J. Murray	            -	            -	             -	          -	            -
Michael W. Chernago	          -	            -	          2,838	     4,257 (2)	        0


(1)   The Company does not grant SARs.

(2)   The options become exercisable in each case 1,419 on January
      15, 2000, 1,419 on January 	15, 2001 and 1,419 on January
      15, 2002.  All options expire January 15, 2005.

The table below illustrates the estimated annual benefits upon retirement under the Smith Corona Corporation Salaried
Employees' Retirement Plan (the "Pension Plan") to persons in the specified compensation and years-of-service classifications.

         					 PENSION PLAN TABLE


  						 Years of Service on 9/01/96 (1)

  Remuneration on  9/01/96     15         20         25           30          35

      $125,00.......		      $24,380  $ 32,510   $ 40,640     $ 48,760    $ 48,760

      $150,000......      		$30,010 	$ 40,010   $ 50,010     $ 60,010    $ 60,010

      $175,000......      		$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $200,000......      		$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $225,000......       	$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $250,000......		      $30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $300,000......       	$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $350,000......      		$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $400,000......      		$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $450,000......      		$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

      $500,000......       	$30,010   $ 40,010   $ 50,010     $ 60,010    $ 60,010

 	(1) Based on the Company's August 6, 1996 decision to discontinue future benefit accruals as of September 1, 1996.

	The amounts set forth in the table above as estimated benefits are computed on a straight life annuity basis and includes an offset for a percentage of Social Security benefits. Effective on January 1, 1989, the amount of compensation taken into account under a qualified plan is limited (the "Annual Compensation Limitation") under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to a cost-of-living adjustment announced by the Secretary of the Treasury. The cap on pension earnings has been limited to $150,000 as of January 1, 1994 due to the Omnibus Budget Reconciliation Act of 1993. This limit is reflected in the above chart. The above chart does not, however, reflect any additional benefits payable pursuant to grandfathering as a result of changes in the earnings cap. This Annual Compensation Limitation may reduce future benefit accruals payable to highly compensated individuals under the Pension Plan.

	As of September 1, 1996, Messrs. Bermingham, Parts, Driscoll, Wilson, Malatesta, Murray, and Chernago had 0,0,14,3,0,0, and 24 years of credited service under the Pension Plan, respectively, for purposes of calculating annual retirement benefits under the Pension Plan. Summarized below are estimated accrued benefits under the Pension Plan as of September 1, 1996 for the Named Executive Officers.

      John A. Bermingham                        --
      Peter N. Parts                            --
      W. Michael Driscoll                  $24,048
      Martin D. Wilson                      $3,588
      Thomas A. Malatesta                       --
      Michael J. Murray                         --
      Michael W. Chernago                  $29,520

These benefits represent the annual benefit payable at normal retirement age. Unlike the Pension Plan Table, these benefits include the grandfathered portion of the benefit attributable to the prior pay cap. Smith Corona has decided to use the transitional method under the Omnibus Budget Reconciliation Act of 1993, which produces the largest possible benefit under the Pension Plan.

Employment Agreements

John A. Bermingham
On November 4, 1998, the Company entered into an employment agreement with Mr. Bermingham providing that he would serve as President, Chief Executive Officer and Director from November 4, 1998 through November 4, 2001. The agreement provides that Mr. Bermingham is to be paid an initial annual base salary of $300,000. If Mr. Bermingham's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control, (as defined below) he will continue to receive his base salary at the rate then in effect for a period of 12 months.

Martin D. Wilson
On October 1, 1998, the Company entered into an employment agreement with Mr. Wilson providing that he would serve as Senior Vice President and Chief Financial Officer from October 1, 1998 through October 1, 2001. The agreement provides that Mr. Wilson is to be paid an initial annual base salary of $150,000. If Mr. Wilson's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control, (as defined below) he will continue to receive his base salary at the rate then in effect for a period of 12 months.

W. Michael Driscoll
On October 14, 1996, the Company entered into an employment agreement with Mr. Driscoll providing that he would serve as President and Chief Executive Officer from February 28, 1997 through February 28, 2000. The agreement, as amended, provides that Mr. Driscoll is to be paid an initial annual base salary of $250,000.
 If Mr. Driscoll's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control (as defined below), he will continue to receive his base salary at the rate then in effect for a period of 12 months. Effective July 17, 1998 Mr. Driscoll's employment with the Company terminated, and he received an amount equal to his 12-month base salary.

	A "Change of Control" means (i) a stock purchase by any "person" (as such term is used in Sections 13(d) and 14(d) (2) of the Securities and Exchange Act of 1934, as amended) who then owns or by virtue of such purchase becomes the beneficial owner of, directly or indirectly, voting securities of the Company representing 51 percent or more of the combined voting power of the Company's then outstanding voting securities or (ii) any change in the composition of the Company's Board in any one year which involves a majority of such directors and which is not recommended by the Board.

          REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                    ON EXECUTIVE COMPENSATION

	The Compensation and Benefits Committee is responsible for reviewing and recommending action with respect to matters relating to executive compensation, any long-term management incentives plans and grants to officers under such plans, all employment and consulting agreements between the Company and any of its officers, and the retirement plans in which officers of the Company participate. Messrs. Colletti and Morgan were members of the Compensation and Benefits Committee of the Board of Directors of the Company during all of Fiscal 1999 and on July 24, 1998 Mr. Peter Parts was elected as a member of the Compensation and Benefits Committee. Messrs, Colletti and Morgan are not and have not been employees of the Company. The Committee actively participated in contract negotiations relating to the Employment Agreements for Messrs. Bermingham and Wilson. Mr. Parts served as the Chairman, President and Chief Executive Officer of the Company from July 17, 1998 to November 3, 1998, but is no longer an employee of the Company.

The Company adheres to a policy of blending several components of executive compensation in order to attract and retain top managers, reward executives for performance that results in profits to the Company, and motivate management to continue to optimize value for the Company's shareholders.

The Committee makes all decisions pertaining to the Company's executive compensation programs which promote the objectives detailed above. The Committee believes that the Company's current compensation programs are linked to the enhancement of stockholders value. During the fiscal year ended June 30, 1999, the Company's executive compensation package consisted of:

       -  base salary
       -  senior officer stock
       -  employee stock incentive plan

Base Salary. Base salaries of executive officers reflect the Company's profitability and return on capital employed, the individual executive's salary level compared with those of similar executives of the Company's competitors, and the individual executive's level of responsibility and performance. Executive performance is measured using criteria established by the Committee. Increases in base salary are considered annually, and salary increases for executives, other than the Chief Executive Officer, are proposed to the Committee by the Chief Executive Officer.

 	Senior Officer Stock. The Chief Executive Officer, Chief Financial Officer, Senior Vice President/Sales and Marketing and, at the direction of the Chief Executive Officer, other officers of the Company, may be granted shares of Common Stock. During Fiscal 1999, 40,189 shares were granted and 70,188 shares were forfeited.
 At June 30, 1999, 70,188 shares were available for issuance.

 Employee Stock Incentive Plan. The Company has an employee stock incentive plan which provides for the issuance of shares of Common Stock (or options to acquire such shares). During Fiscal 1999, 132,358 shares were granted and 46,259 shares were forfeited. At June 30, 1999, 97,220 shares were available for issuance.

	On November 4, 1998, the Company entered into an employment agreement with Mr. Bermingham providing that he would serve as President, Chief Executive Officer and Director until November 4, 2001. Factors that the Committee considered during such negotiations included his prior management experience, his consumer products market knowledge, and his ability to analyze the business challenges confronting the Company.

	The Committee believes that the compensation policies summarized above provide motivation for executives to enhance the value of the Company for the stockholders' benefit. The Committee will continue to monitor the effectiveness of the Company's compensation programs to meet the Company's needs.
                                    Compensation and Benefits Committee
                               					Jerome A. Colletti
                               					William J. Morgan
                               					Peter N. Parts


Compensation Committee Interlocks and Insider Participation

	Mr. Parts, Chairman, served as the President and Chief Executive Officer of the Company from July 17, 1998 to November 3, 1998. Mr. Parts is no longer an executive officer of the Company.
 No other executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive offers served on the compensation committee of the Board of Directors of the Company; (ii) a director of another entity, one of whose executive officers served on the compensation committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as director of the Company.

COMPANY PERFORMANCE

The chart below compares the performance of the Company's
Common Stock with the performance of the Russell 2000 Index and a Peer Group Index by valuing the changes in Common Stock prices from February 28, 1997 plus reinvested dividends and distributions. The Securities and Exchange Commission requires that a company create a peer group index with which to compare its own stock performance (if a published peer group index does not exist) by selecting a grouping of companies that includes companies whose lines of business are similar to its own. A "Peer Group" was created for comparison purposes by selecting several companies which had similar market capitalization. Those companies selected (A.T. Cross, General Binding Corporation, Gradco Systems, Inc., and Royal Appliance Mfg. Co., Inc.) are manufacturers and sellers of consumer durable products with like channels of distribution and compete for the same discretionary consumer dollars. Some of the peer group companies were selected to parallel the Company's office supply business which makes up
38.2 percent of the Company's net sales. NU Kote Holdings Inc. was included in the prior year peer group, but has been removed due to stock delisting. The chart assumes $100 was invested on February 28, 1997 in each of the Company's Common Stock, the Russell 2000 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a quarterly basis and market capitalization weighting.

<comment1>


Assumes $100.00 Invested on Feb. 28, 1997.

Value at           Smith Corona      Peer Group      Russell 2000
                   Common Stock        Index            Index

February 28, 1997     $100.00         $100.00         $100.00

June 30, 1997           78.57          104.27          110.73

June 30, 1998           78.57          118.61          128.98

June  30, 1999          17.43           76.71          129.69

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth, as of June 30, 1999, certain information regarding beneficial ownership of Common Stock by (a) each person known by the Company to own beneficially more than 5 percent of its outstanding Common Stock, (b) each director and nominee for director of the Company, (c) the Named Executive Officers and (d) all directors and executive officers as a group.
 Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.


                                                              	Percent of
                                                                	Common
                                                                 	Stock
	Name of Beneficial Owner	            Number of Shares	        Outstanding


Pension Benefit Guaranty Corporation		  830,000	(1)	            27.2%	(1)
1200 K Street, NW
Washington, DC 20005-4026
Peter N. Parts		                         17,586	(2)	                *
John A. Bermingham		                    156,650	(3)	             5.1%
Jerome Colletti		                             0		                   *
William J. Morgan		                     830,000	(1)	            27.2%	(1)
Michael J. Murray		                       6,600		                   *
Dr. Richard N. Rosett		                     500		                   *
Martin D. Wilson		                       23,647	(3)	                *
Thomas A. Malatesta		                       500		                   *
W. Michael Driscoll		                       469		                   *
Michael W. Chernago		                     5,100	(3)	                *

All Directors and Executive Officers as a
Group (11 persons)	                     213,552	(1)	             7.0%	(1)


(1) The Pension Benefit Guaranty Corporation ("PBGC") is the direct owner of the shares. Mr. Morgan is the president and managing director of Pacholder Associates, Inc. ("PAI"), a registered investment advisor. Pursuant to a contract dated April 13, 1994 between the PBGC and PAI, on March 7, 1997 the PBGC assigned PAI full and complete discretion over the shares, as well as voting control over the shares. PAI has disclaimed beneficial ownership of the shares. All directors and executive officers as a group excludes the 830,000 shares.

(2) The direct owner of 10,586 of the shares is Peter Parts
Electronics, Inc. of which Mr. Parts is the President and Chief
Executive Officer as well as principal stockholder. Mr. Parts has disclaimed beneficial ownership of the shares except to the extent of his pecuniary interest in Peter Parts Electronics, Inc.

(3) Includes shares granted pursuant to the Restricted Stock Plan for Messrs. Bermingham, Wilson, and Chernago, of 150,000, 22,647, and 5,100 respectively. Rights to these shares for Mr. Bermingham shall vest on the earlier of November 4, 1999 or a Change of Control. Rights to 5,100 of these shares for Mr. Wilson vested March 1, 1999 and additionally, 8,774 shares shall vest on October 1, 1999 and 8,773 shares shall vest on October 1, 2000, or earlier upon a Change of Control. Rights to these shares for Mr. Chernago vested on March 1, 1999.
*Less than one percent of the outstanding shares of Common Stock.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Management and Others

There were no reportable transactions between the Company and its directors and management.


PROPOSAL 2.


RATIFICATION OF APPOINTMENT OF
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of KPMG LLP to act as independent certified public accountants of the Company for the fiscal year ending June 30, 2000. Services to be performed by KPMG LLP for the Company during the fiscal year will include the examination of the financial statements of the Company for inclusion in the Annual Report on Form 10-K to be filed by the Company with the Securities and Exchange Commission and consultations on matters related to accounting, taxes and financial reporting.

Deloitte & Touche LLP served as independent certified public accountants for the Company during the fiscal year ended June 30, 1998. Deloitte & Touche LLP was replaced as the Company's independent certified public accountants upon completion of the audit for the Company's consolidated financial statements for the fiscal year ended June 30, 1998. During the fiscal year ended June 30, 1998, there was no disagreement between the Company and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure.

A representative of KPMG LLP is expected to be present at the Meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions raised at the Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE RATIFICATION OF APPOINTMENT OF KPMG LLP  AS INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

	Thomas Malatesta, Vice President-Product Development and
Vincent Abbatiello, Vice President-Sales each filed a late Form 3
- Initial Statement of Beneficial Ownership.

           STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

 Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting must be received by the Company at its principal executive offices, not later than July 7, 2000. Proposals should be directed to the attention of the Secretary, Smith Corona Corporation, 842 Bennie Road, Cortland, NY 13045.

                               				By Order of the Board of Directors.




                                   /s/ G. William Sisley
                                   G. WILLIAM  SISLEY
                                   Secretary


September 23, 1999
Cortland, New York





SMITH CORONA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

842 Bennie Road
CORTLAND, NEW YORK 13045-0990

The undersigned hereby appoints G. William Sisley and Martin D. Wilson, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Smith Corona Corporation held of record by the undersigned as of the close of business on September 16, 1999 at the annual meeting of the Stockholders to be held on November 15, 1999, or any adjournment thereof.

(Continued and to be signed on other side)


[Reverse Side]
This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted for the nominees listed in Proposal 1, for Proposal 2 and in the proxies' discretion with respect to Proposal 3.


                        (Instructions: To withhold authority to vote for
                         any individual nominee,strike a line in the nominee's name in the list below)


1.  ELECTION OF DIRECTORS

FOR all nominees      WITHHOLD
listed (except as     AUTHORITY       Jerome A. Colletti     Peter N. Parts
marked to the         to vote
contrary to the       for all
right)                nominees listed
                      to the right



2.  PROPOSAL TO APPROVE THE 	       3.  IN THEIR DISCRETION THE
    APPOINTMENT OF KPMG LLP             PROXIES ARE AUTHORIZED TO
    AS THE INDEPENDENT CERTIFIED	       VOTE UPON SUCH OTHER
    PUBLIC ACCOUNTANTS OF THE	          BUSINESS AS MAY PROPERLY
    COMPANY	                            COME BEFORE THE MEETING.


    FOR    AGAINST    ABSTAIN



                                          Please sign exactly as name
                                          appears at left.  When shares
                                          are held by joint
                                          tenants, both should sign.
                                          When signing as attorney,
                                          executor, administrator,
                                          trustee or guardian, please
                                          give full title as such.  If a
                                          corporation, please sign
                                          in full corporate name by
                                          President or the authorized
                                          officer.  If a
                                          partnership, please sign in
                                          partnership name by authorized
                                          person.

                                          DATED:________________________
                                          _____________________________
                                          ______________________________
                                          ______________________________
                                                    Signature
                                          ______________________________
                                          ______________________________

                                	            Signature, if held jointly

PLEASE MARK INSIDE BLUE BOXES SO 	        PLEASE MARK, SIGN, DATE AND
THAT DATA PROCESSING EQUIPMENT 	          RETURN THE PROXY CARD PROMPTLY
WILL RECORD YOUR VOTES	                   USING THE ENCLOSED ENVELOPE.

[comment1]
The chart referenced to in the Company Performance section of this document has been eliminated, due to the compatibility conversion factors in EDGAR